Exhibit 4.26

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

                This AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made this 20th day of July, 2001, between EpicEdge, Inc., a Texas corporation (“Maker”), and Edgewater Private Equity Fund III, L.P. (“Payee”).

PREAMBLE

                WHEREAS, Maker executed a Convertible Promissory Note on the 21st day of July, 2000 whereby it promised to pay to the order of Payee the sum of $3,750,000 plus interest thereon (collectively with this Amendment, the “Note”), a copy of which is attached as Exhibit A; and

                WHEREAS, in order to maximize the purposes for which the Original Note was procured, Payee has agreed to extend the Maturity Date (as defined in the Original Note).

                NOW THEREFORE, in consideration of ten and no/100 dollars ($10), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and/or supplement the Note as follows:

1.                                       The Maturity Date of the Note shall be amended from “December 29, 2000” to “August 1, 2002.”

2.                                       The Payee and the Maker will work to complete the renegotiation of terms associated with the Note to the satisfaction of the Payee in its sole discretion.  Maker covenants that this renegotiation and documentation acceptable to Payee with respect thereto shall be completed on or before August 15, 2001.  If such renegotiation and documentation is not completed by such date, Maker agrees to incur a penalty equal to 10% of the unpaid principal balance of the Note payable to Payee on or before February 1, 2002.

Except as specifically set forth herein, all terms of the Note shall remain unmodified and in full force.  Payee reserves all rights and remedies under the Note and the Loan Agreement (as defined in the Note).  The Maker agrees to pay all costs and expenses incurred by the Payee including, but not limited to, the legal fees and costs of Payee’s counsel in connection with this Amendment and any other equity or debt financing contemplated between Maker and Payee, whether incurred on, prior to or subsequent to the date hereof, immediately upon demand of the Payee.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.  A facsimile copy of a signature page to this Amendment shall be deemed an original for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date above set forth:

MAKER:
EPICEDGE, INC.
By:
Name:
Title:

PAYEE:
EDGEWATER PRIVATE EQUITY
FUND III, L. P.
By:	Edgewater III Management, L.P.
Its:	General Partner
By:	Gordon Management, Inc.
Its:	General Partner
By:
Name:
Title:

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